EXHIBIT NO. 21.1


                 SUBSIDIARIES OF GIBRALTAR PACKAGING GROUP, INC.



RidgePak Corporation, an Illinois corporation

Standard Packaging and Printing Corp., a North Carolina corporation

Niemand Holdings, Inc., a Delaware corporation

Niemand Industries, Inc., a Delaware corporation

Burlington Holdings, Inc., a Delaware corporation